SUBSIDIARIES OF LINCOLN BANCORP

Subsidiaries of Lincoln Bancorp:


                  Name                            Jurisdiction of Incorporation

Lincoln Federal Savings Bank                                   Federal

LF Service Corp.                                               Indiana

Citizens Loan and ServiceCorpration                            Indiana